Exhibit 99.1
News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Sie Soheili	Tatiana Stead
703.720.2455	703.720.2455	703.720.3929	703.720.2352

FOR IMMEDIATE RELEASE: January 24, 2017
Capital One Reports Fourth Quarter 2016 Net Income of $791 million, or $1.45 per share
McLean, Va. (January 24, 2017) – Capital One Financial Corporation (NYSE: COF) today announced net income for the fourth quarter of 2016 of $791 million, or $1.45 per diluted common share, compared to the third quarter of 2016 with net income of $1.0 billion, or $1.90 per diluted common share, and the fourth quarter of 2015 with net income of $920 million, or $1.58 per diluted common share.

“In 2016, Capital One posted a second consecutive year of double-digit growth in domestic card loans and purchase volume, as well as strong growth in auto and commercial loans,” said Richard D. Fairbank, Chairman and Chief Executive Officer.  “Assuming no substantial change in the broader credit and economic cycles, our strong growth over the last two years and actions to reduce share count put us in a position to deliver solid EPS growth in 2017.”
All comparisons below are for the fourth quarter of 2016 compared with the third quarter of 2016 unless otherwise noted.
Fourth Quarter 2016 Income Statement Summary:

•	Total net revenue increased 2 percent to $6.6 billion.

•	Total non-interest expense increased 9 percent to $3.7 billion:

•	46 percent increase in marketing.

•	4 percent increase in operating expenses.

•	Pre-provision earnings decreased 7 percent to $2.9 billion.

•	Provision for credit losses increased 10 percent to $1.8 billion:

•	Net charge-offs of $1.5 billion.

•	$263 million reserve build.

•	Net interest margin of 6.85 percent, up 6 basis points.

Capital One Fourth Quarter 2016 Earnings

•	Efficiency ratio of 56.03 percent:

▪	Efficiency ratio excluding the U.K. PPI Reserve build of $44 million and acquired intangible and software assets impairment charge of $28 million was 55.12 percent(1).
Fourth Quarter 2016 Balance Sheet Summary:

•	Common equity Tier 1 capital ratio under Basel III Standardized Approach of 10.1 percent at December 31, 2016.

•	Period-end loans held for investment in the quarter increased $7.6 billion, or 3 percent, to $245.6 billion.

•	Domestic Card period-end loans increased $6.2 billion, or 7 percent, to $97.1 billion.

•	Consumer Banking period-end loans increased $769 million, or 1 percent, to $73.1 billion:

•	Auto period-end loans increased $1.6 billion, or 3 percent, to $47.9 billion.

•	Home loans period-end loans decreased $864 million, or 4 percent, to $21.6 billion, driven by planned run-off of acquired portfolios.

•	Commercial Banking period-end loans increased $459 million, or 1 percent, to $66.9 billion.

•	Average loans held for investment in the quarter increased $4.2 billion, or 2 percent, to $240.0 billion.

•	Domestic Card average loans increased $2.9 billion, or 3 percent, to $92.6 billion.

•	Consumer Banking average loans increased $932 million, or 1 percent, to $72.7 billion:

•	Auto average loans increased $1.8 billion, or 4 percent, to $47.1 billion.

•	Home loans average loans decreased $868 million, or 4 percent, to $22.0 billion, driven by planned run-off of acquired portfolios.

•	Commercial Banking average loans increased $481 million, or 1 percent, to $66.5 billion.

•	Period-end total deposits increased $10.8 billion, or 5 percent, to $236.8 billion, while average deposits increased $10.0 billion, or 4 percent, to $232.2 billion.

•	Interest-bearing deposits rate paid increased 2 basis points to 0.64 percent.
Fourth Quarter 2016 Notable Items:

	Pre-Tax	Diluted EPS
(Dollars in millions, except per share data)	Impact	Impact
Build in the U.K. Payment Protection Insurance customer refund reserve (“U.K. PPI Reserve”)	$44	$0.09
Impairment charge associated with certain acquired intangible and software assets	28	0.04
Allowance build in our Auto business regarding the treatment of certain bankrupt accounts	62	0.08
All comparisons below are for the full year of 2016 compared with the full year of 2015 unless otherwise noted.
2016 Full Year Income Statement Summary:

•	Total net revenue increased 9 percent to $25.5 billion.

•	Total non-interest expense increased 4 percent to $13.6 billion:

•	4 percent increase in marketing.

•	5 percent increase in operating expenses, including approximately $160 million in bank optimization charges.

•	Pre-provision earnings increased 15 percent to $11.9 billion.

(1) The efficiency ratio excluding adjusting items is a non-GAAP measure that we believe helps investors and users of our financial information understand the effect of the adjusting items on our selected reported results and provides an alternate measurement of our performance. See Table 15 in Exhibit 99.2 for a reconciliation of our selected reported results to this non-GAAP measure.

Capital One Fourth Quarter 2016 Earnings

•	Provision for credit losses increased 42 percent to $6.5 billion.

•	Efficiency ratio of 53.17 percent:

•
Efficiency ratio excluding $161 million from builds in the U.K. PPI Reserve, the $28 million impairment charge associated with certain acquired intangible and software assets and the $24 million gain related to the exchange of our ownership interest in Visa Europe with Visa Inc., was 52.68 percent(1).

Earnings Conference Call Webcast Information
The company will hold an earnings conference call on January 24, 2017 at 5:00 PM Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Choose “About Us,” then choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through February 7, 2017 at 5:00 PM Eastern Time.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2015.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $236.8 billion in deposits and $357.0 billion in total assets as of December 31, 2016. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.
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(1) The efficiency ratio excluding adjusting items is a non-GAAP measure that we believe helps investors and users of our financial information understand the effect of the adjusting items on our selected reported results and provides an alternate measurement of our performance. See Table 15 in Exhibit 99.2 for a reconciliation of our selected reported results to this non-GAAP measure.